Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CIRCLE INTERNET GROUP, INC.

The current name of this corporation is Circle Internet Group, Inc. (the “Corporation”). The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 19, 2024, under its current name. This amended and restated certificate of incorporation, which restates, integrates, and amends the provisions of the certificate of incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of the stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Corporation’s certificate of incorporation is hereby amended and restated to read in its entirety as follows:

Article 1.	Name

The name of the Corporation is Circle Internet Group, Inc. (the “Corporation”).

Article 2.	Registered Office and Agent

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

Article 3.	Purpose and Powers

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, “Delaware Law”).

Article 4.	Capital Stock

A.	Authorized Shares

The total number of shares of stock that the Corporation shall have authority to issue is 4,000,000,000 shares, which shall be divided into two classes, consisting of (i) 3,500,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), which shall be divided into three series, consisting of 2,500,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), 500,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock”), and 500,000,000 shares of Class C common stock, par value $0.0001 per share (“Class C Common Stock”), and (ii) 500,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”).

Upon this amended and restated certificate of incorporation (as the same may be amended, modified, supplemented, and/or restated from time to time, the “Certificate of Incorporation”) becoming effective pursuant to Delaware Law (the “Effective Time”), each share of the Corporation’s Class A common stock, par value $0.0001 per share, Class B common stock, par value $0.0001 per share, Series A preferred stock, par value $0.0001 per share, Series B preferred stock, par value $0.0001 per share, Series C preferred stock, par value $0.0001 per share, Series C-1 preferred stock, par value $0.0001 per share, Series D preferred stock, par value $0.0001 per share, Series E preferred stock, par value $0.0001 per share, and Series F preferred stock, par value $0.0001 per share, in each case, outstanding or held by the Corporation as treasury shares as of immediately before the Effective Time (collectively, the “Old Stock”) shall automatically be reclassified and become as one validly issued, fully paid, and non-assessable share of Class A Common Stock, without any action on the part of the holders of such shares (the “Reclassification”). Immediately following the effectiveness of the Reclassification, each share of Class A Common Stock held of record by Jeremy Allaire or P. Sean Neville (each, a “Founder”), any Allaire Entity, or any Neville Entity shall automatically be converted into one validly issued, fully paid, and non-assessable share of Class B Common Stock, without any action on the part of the holders of such shares or the Corporation.

The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance, out of any theretofore authorized but unissued and undesignated shares of Preferred Stock, of one or more series of Preferred Stock and to fix the designations, powers (including voting powers), preferences and relative, participating, optional, special, or other rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to each such series of Preferred Stock and the number of shares constituting each such series, any such series to the extent permitted by Delaware Law.

B.	Powers and Rights of Common Stock

The description of the Class A Common Stock, Class B Common Stock, and Class C Common Stock, and the designations, powers, preferences and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions thereof, are as follows:

1.          Identical Rights. Except as otherwise expressly provided by this Certificate of Incorporation or required by applicable law, shares of Class A Common Stock, Class B Common Stock, and Class C Common Stock shall have the same rights, powers, and privileges and rank equally (including as to dividends and distributions, and any liquidation, dissolution, or winding up of the Corporation), share ratably and be identical in all respects as to all matters.

2.          Reclassification, Split, Subdivision, or Combination. If the Corporation in any manner reclassifies, splits, subdivides, or combines the outstanding shares of Class A Common Stock, Class B Common Stock, or Class C Common Stock, the outstanding shares of each other series of Common Stock shall concurrently therewith be proportionately reclassified, split, subdivided, or combined in a manner that maintains the same proportionate equity ownership among the holders of the outstanding shares of Class A Common Stock, the holders of the outstanding shares of Class B Common Stock, and the holders of the outstanding shares of Class C Common Stock on the record date for such reclassification, split, subdivision, or combination, as the case may be.

3.          Voting Rights. Except as otherwise expressly provided by this Certificate of Incorporation or required by applicable law, holders of Class A Common Stock, Class B Common Stock, and Class C Common Stock shall vote together as a single class on all matters on which stockholders of the Corporation generally are entitled to vote. To the fullest extent permitted by law, except as otherwise expressly provided by this Certificate of Incorporation, (i) each holder of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders of the Corporation generally are entitled to vote, (ii) each holder of Class B Common Stock, as such, shall be entitled to five votes for each share of Class B Common Stock held of record by such holder on all matters on which stockholders of the Corporation generally are entitled to vote; provided, however, that if the aggregate voting power of all outstanding shares of Class B Common Stock entitled to vote on a matter on which stockholders of the Corporation are entitled to vote generally exceeds 30% of the aggregate voting power of the capital stock of the Corporation outstanding and entitled to vote on such matter, then the number of votes on such matter to which each outstanding share of Class B Common Stock is entitled shall be automatically and proportionally reduced so that the aggregate voting power of all outstanding shares of Class B Common Stock entitled to vote on such matter equals 30% of the aggregate voting power of the capital stock of the Corporation outstanding and entitled to vote on such matter, and (iii) each holder of Class C Common Stock, as such, shall not be entitled to vote on and shall not have any voting power with respect to shares of Class C Common Stock held of record by such holder on any matter on which stockholders of the Corporation generally are entitled to vote (including, for the avoidance of doubt, the election and removal of directors) other than to the extent set forth herein or otherwise required by Delaware Law. Notwithstanding anything to the contrary in this Certificate of Incorporation, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of

Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such affected series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to Delaware Law. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) without a separate class vote of the holders of Common Stock or Preferred Stock irrespective of the provisions of Section 242(b)(2) of the Delaware Law.

4.          Dividends. Whenever a dividend is paid to the holders of Class A Common Stock, Class B Common Stock, or Class C Common Stock then outstanding, the Corporation shall also pay to the holders of each other series of Common Stock then outstanding an equal dividend per share on an equal priority, pari passu basis, unless different treatment of the shares of each such series is or has been approved by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class A Common Stock entitled to vote thereon, by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class B Common Stock entitled to vote thereon and, if and only if such different treatment would significantly and adversely affect the rights or preferences of the holders of the Class C Common Stock, then by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class C Common Stock entitled to vote thereon, each voting separately as a class; provided, however, that (x) if the dividend is paid in the form of shares of Class A Common Stock, Class B Common Stock, or Class C Common Stock (or securities convertible into or exchangeable for, or that evidence the right to purchase or acquire, shares of Class A Common Stock, Class B Common Stock, or Class C Common Stock), then the holders of Class A Common Stock shall receive shares of Class A Common Stock (or securities convertible into or exchangeable for, or that evidence the right to purchase or acquire, shares of Class A Common Stock), holders of Class B Common Stock shall receive shares of Class B Common Stock (or securities convertible into or exchangeable for, or that evidence the right to purchase or acquire, shares of Class B Common Stock), and holders of Class C Common Stock shall receive shares of Class C Common Stock (or securities convertible into or exchangeable for, or that evidence the right to purchase or acquire, shares of Class C Common Stock), with each share of Common Stock receiving an identical number of shares of Common Stock (or securities convertible into or exchangeable for, or that evidence the right to purchase or acquire, shares of Common Stock), (y) if the dividend is paid in securities of the Corporation other than those in clause (x), then the holders of Class A Common Stock, Class B Common Stock, and Class C Common Stock will receive identical securities on an equal per share basis, except that, if the securities received by the holders of Class C Common Stock would be deemed a Class of Voting Shares, such securities shall by their terms have no voting rights, and (z) if the dividend is paid in securities of a Person other than the Corporation, then the holders of Class A Common Stock, Class B Common Stock, and Class C Common Stock will either receive identical securities on an equal per share basis or receive different classes or series of securities of such Person on an equal per share basis, or, in the case of holders of Class C Common Stock, a holder of Class C Common Stock may elect to instead receive the cash equivalent of such securities (as determined by the Corporation), provided that such different classes or series of securities do not differ in any respect other than their relative voting rights, with holders of Class B Common Stock receiving the class or series of securities having higher relative voting rights as compared to, and proportional with the existing relative voting rights of, the holders of Class A Common Stock, and holders of Class A Common Stock receiving securities of a class or series having lesser relative voting rights as compared to, and proportional with the existing relative voting rights of, the holders of Class B Common Stock, and holders of Class C Common Stock receiving securities of a class or series having no voting rights.

5.          Mergers and Consolidations. In connection with any merger or consolidation of the Corporation with or into any other entity, or any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, shares of Class A Common Stock, Class B Common Stock, and Class C Common Stock shall be treated equally, identically, and ratably, on a per share basis, including with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to holders of Common Stock, unless different treatment of the shares of each such series is or has been approved by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class A Common Stock entitled to vote thereon, by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class B Common Stock entitled to vote thereon, and, if and only if such different treatment would significantly and adversely affect the rights or preferences of the holders of the Class C Common Stock, then by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class C Common Stock entitled to vote thereon, each voting separately as a class; provided, however, the holders of Class A Common Stock, Class B Common Stock, and Class C Common Stock shall be deemed to have been treated equally, identically, and ratably, on a per share basis, and no such separate class votes shall be required, if such holders receive different classes or series of securities on an equal per share basis, provided that such different classes or series of securities do not differ in any respect other than their relative voting rights, with holders of Class B Common Stock receiving the class or series of securities having higher relative voting rights as compared to, and proportional with the existing relative voting rights of, the holders of Class A Common Stock, and holders of Class A Common Stock receiving securities of a class or series having lesser relative voting rights as compared to, and proportional with the existing relative voting rights of, the holders of Class B Common Stock, and holders of Class C Common Stock receiving securities of a class or series having no voting rights. Notwithstanding anything to the contrary in this Certificate of Incorporation, in determining whether shares of Class A Common Stock, Class B Common Stock, and Class C Common Stock will be treated equally, identically and ratably, on a per share basis, the following shall not be considered: (i) any consideration to be paid to or received by a holder of Common Stock pursuant to any indemnification, bona fide employment, consulting, severance, or similar services arrangement and (ii) any consideration to be paid to or received by a holder of Common Stock pursuant to any negotiated agreement between such holder (or any affiliate thereof) with any counterparty (or affiliate thereof) to such merger, consolidation, or other transaction wherein such holder (or affiliate thereof) is contributing, selling, transferring, or otherwise disposing of shares of the Corporation’s capital stock to such counterparty (or affiliate thereof), or such shares are being converted or exchanged, as part of a “rollover” or similar transaction in connection with such merger, consolidation, or other transaction.

6.          Liquidation and Dissolution. In the event of the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, shares of Class A Common Stock, Class B Common Stock, and Class C Common Stock shall be treated equally, identically and ratably, on a per share basis, and be entitled to receive an equal amount per share of all the assets of the Corporation of whatever kind available for distribution to holders of shares of any class of capital stock of the Corporation, after payment or provision for payment of the debts and liabilities of the Corporation and subject to the payment in full of the preferential or other amounts to which any series of Preferred Stock are entitled, unless different treatment of the shares of each such series is or has been approved by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class A Common Stock entitled to vote thereon, by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class B Common Stock entitled to vote thereon and, if and only if such different treatment would significantly and adversely affect the rights or preferences of the holders of the Class C Common Stock, then by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class C Common Stock entitled to vote thereon, each voting separately as a class.

C.	Conversion

1.          Voluntary Conversion of Class B Common Stock. Subject to this Article 4.C, each share of Class B Common Stock shall be voluntarily convertible into one fully paid and non-assessable share of Class A Common Stock at the option of the holder of such share of Class B Common Stock at any time and from time to time and without payment of additional consideration by such holder.

2.          Mechanics of Voluntary Conversion of Class B Common Stock. In order for a holder of shares of Class B Common Stock to voluntarily convert such shares of Class B Common Stock into shares of Class A Common Stock pursuant to Article 4.C.1, such holder shall (i) provide written notice

(“Conversion Notice”) to the Corporation’s transfer agent at the office of the transfer agent for the Common Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent for the Common Stock), stating the number of shares of Class B Common Stock that such holder elects to convert (and, if applicable, any event on which such conversion is contingent) and such holder’s name or the names of the nominees in which such holder wishes the shares of Class A Common Stock to be issued and (ii) surrender the certificate or certificates, if any, representing such shares of Class B Common Stock (or, if such holder alleges that such certificate has been lost, stolen, or destroyed, an affidavit stating that such certificate has been lost, stolen, or destroyed and an agreement reasonably acceptable to the Corporation (which may include a requirement to post a bond) to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate (a “Lost Certificate Affidavit and Agreement”)) at the Corporation’s principal executive offices. If required by the Corporation, any certificate or certificates so surrendered shall be endorsed or accompanied by a written instrument or instruments of transfer, in a form reasonably satisfactory to the Corporation, duly executed by the registered holder or by his, her, or its attorney duly authorized in writing. Upon the receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the documents provided by this Article 4.C.2 (the “Voluntary Conversion Time”), the shares of Class A Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date and all rights with respect to the shares of Class B Common Stock, converted at such Voluntary Conversion Time shall terminate, except for only (i) the rights of the holder of such shares to receive any dividends declared but unpaid on the shares of Class B Common Stock held of record by such holder as of the record date for such dividend, if such record date was at or prior to the Voluntary Conversion Time, that have been converted into shares of Class A Common Stock at such Voluntary Conversion Time, and (ii) if the shares of Class B Common Stock converted at such Voluntary Conversion Time were represented by a certificate or certificates immediately prior to such Voluntary Conversion Time and less than all of the shares of Class B Common Stock represented by any one certificate were converted at such Voluntary Conversion Time, the rights of the holder of such shares to receive a new certificate representing the shares of Class B Common Stock not so converted at such Voluntary Conversion Time.

3.          Mandatory Conversion of Class B Common Stock. Each share of Class B Common Stock shall automatically, without any further action by the Corporation or the holder thereof, be converted into one fully paid and non-assessable share of Class A Common Stock upon the earliest to occur of (each, a “Mandatory Conversion Time”): (i) a Transfer other than a Permitted Transfer of such share of Class B Common Stock; (ii) in the case of Class B Common Stock held by any trust, partnership, corporation, foundation, charity, or other entity, upon such trust, partnership, corporation, foundation, charity, or other entity ceasing to be an Allaire Entity or a Neville Entity; (iii) the approval of such conversion by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class B Common Stock entitled to vote thereon, voting separately as a class, and the satisfaction or occurrence of any condition or event on which such conversion is contingent, as specified in such approval; (iv) 5:00 p.m., New York time, on the first day on which the aggregate number of shares of Class B Common Stock held (in street name or as a holder of record) by Jeremy Allaire and all Allaire Entities is less than 50% of the aggregate number of shares of Class B Common Stock held (in street name or as a holder of record) by Jeremy Allaire and all Allaire Entities at 5:00 p.m., New York time, on the day of the Effective Time; (v) 5:00 p.m., New York time, on the first day on which Jeremy Allaire is neither the Chief Executive Officer of the Corporation nor the Chairperson of the Board of Directors of the Corporation; and (vi) 5:00 p.m., New York time, on the date that is five years after the day of the Effective Time.

4.          Policies and Procedures with Respect to Class B Common Stock. The Corporation may, from time to time, require that a holder of shares of Class B Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of shares of Class B Common Stock and to confirm that a conversion to shares of Class A Common Stock has not occurred. Promptly following any conversion of Class B Common Stock at a Mandatory Conversion Time, each holder of shares of Class B Common Stock that have been converted into shares of Class A Common Stock at such Mandatory Conversion Time shall surrender the certificate or certificates, if any, representing such shares of Class B Common Stock (or, if such holder alleges that such certificate has been lost, stolen, or destroyed, a Lost Certificate Affidavit and Agreement) to the Corporation’s transfer agent at the office of the transfer agent for the Common Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent for the Common Stock. If required by the Corporation, any certificate or certificates so surrendered shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or by his, her, or its attorney duly authorized in writing. Upon the occurrence of a Mandatory Conversion Time, the shares of Class A Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date and all rights with respect to the shares of Class B Common Stock converted at such Mandatory Conversion Time shall terminate, except for only (i) the rights of the holder of such shares to receive any dividends declared but unpaid on the shares of Class B Common Stock held of record by such holder as of the record date for such dividend, if such record date was at or prior to the Mandatory Conversion Time, that have been converted into shares of Class A Common Stock at such Mandatory Conversion Time, and (ii) if the shares of Class B Common Stock converted at such Mandatory Conversion Time were represented by a certificate or certificates immediately prior to such Mandatory Conversion Time and less than all of the shares of Class B Common Stock represented by any one certificate were converted at such Mandatory Conversion Time, the rights of the holder of such shares to receive a new certificate representing the shares of Class B Common Stock not so converted at such Mandatory Conversion Time.

5.          Conversion of Class C Common Stock. Each share of Class C Common Stock shall continue to be a share of Class C Common Stock for as long as it is owned or controlled by a BHC Stockholder, or any other assignee or transferee of such BHC Stockholder; provided, however, that any such share of Class C Common Stock shall convert to a share of Class A Common Stock in the hands of a third party that is not an “affiliate” (as that term is defined for purposes of the BHC Act) of such BHC Stockholder or assignee or transferee of such BHC Stockholder upon the third party’s election, submitted in writing to the Corporation, but only if (x) such election is made at the time of such assignment or transfer and (y) such Class C Common Stock is assigned or transferred to a person that is not an “affiliate” (as that term is defined for purposes of the BHC Act) of the assignor or transferor and such assignment or transfer is: (i) to the Corporation; (ii) in a transaction in which no assignee or transferee (or group of associated assignees or transferees) would receive 2% or more of the outstanding shares of any Class of Voting Shares of the Corporation; (iii) in a widespread public distribution; or (iv) to an assignee or transferee that would control more than 50% of every Class of Voting Shares of the Corporation without any transfer from the assignor or transferor.

6.          Effect of Conversion. Any shares of Class B Common Stock converted pursuant to this Certificate of Incorporation shall be automatically and immediately cancelled and retired and shall not be reissued, sold, or transferred, and the authorized number of shares of Class B Common Stock shall be automatically reduced accordingly. Any shares of Class C Common Stock converted pursuant to this Certificate of Incorporation shall be automatically and immediately cancelled and retired.

7.          Definitions. For purposes of this Certificate of Incorporation:

•	“affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any Person directly or indirectly owning or controlling ten percent (10%) or more of any class of outstanding voting securities of such Person, or (iii) any officer, director, general partner, or trustee of any such Person described in clause (i) or (ii).

•	“Allaire Entity” means (i) a trust formed solely for the benefit of Jeremy Allaire or his Immediate Family Members and controlled by Jeremy Allaire and (ii) a partnership, corporation, foundation, charity, or other entity controlled by Jeremy Allaire.

•	“Beneficially Owned” has such meaning as is set forth in Rule 13d-3 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). “Beneficial Ownership” and “Beneficially Owns” shall have correlative meanings.

•	“BHC Act” means the U.S. Bank Holding Company Act of 1956.

•	“BHC Stockholder” means any stockholder that is subject to the BHC Act, including any “affiliate” of such stockholder as that term is defined for purposes of the BHC Act, that provides the Corporation with written notice stating that the stockholder irrevocably elects to be treated as a BHC Stockholder for purposes of this Certificate of Incorporation. A BHC Stockholder shall cease to be a BHC Stockholder upon providing written notice to the Corporation that, due to a change of law or regulation, change to its business or operations, divestiture or other transaction, it has ceased to be a BHC Stockholder, provided that any share of Class C Common Stock may only convert to a share of Class A Common Stock pursuant to Article 4.C.5 and shall not convert to a share of Class A Common Stock (or any other series other than of Class C Common Stock) pursuant to the BHC Stockholder’s provision of such written notice.

•	“Class of Voting Shares” has the same meaning given to that term in Section 225.2(q)(3) of Regulation Y of the Board of Governors of the Federal Reserve System (12 C.F.R. § 225.2(q)(3)).

•	“control” (including the terms “controlling,” “controlled by,” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

•	“Immediate Family Member” means, with respect to a natural person, such person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships.

•	“Neville Entity” means (i) a trust formed solely for the benefit of P. Sean Neville or his Immediate Family Members and controlled by P. Sean Neville and (ii) a partnership, corporation, foundation, charity, or other entity controlled by P. Sean Neville.

•	“Permitted Transfer” means a Transfer from a holder of shares of Class B Common Stock to any Permitted Transferee, or a transfer from a Permitted Transferee to another Permitted Transferee or back to such original holder.

•	“Permitted Transferee” means (i) a Founder, (ii) any Allaire Entity, and (iii) any Neville Entity.

•	“Person” means a natural person, corporation, limited liability company, partnership, joint venture, trust, unincorporated association, or other legal entity.

•	“Rights” means any option, warrant, restricted stock unit, restricted stock award, performance stock award, phantom stock, equity award, conversion right, or contractual right of any kind held by a Founder to acquire shares of the Corporation’s authorized but unissued capital stock.

•	“Transfer” of a share of Class B Common Stock shall mean any direct or indirect sale, assignment, transfer, conveyance, hypothecation, or other transfer or disposition of such share or any legal or beneficial interest in such share (a “transfer”), whether or not for value and whether voluntary or involuntary or by merger, consolidation, or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in Beneficial Ownership), a transfer of a share of Class B Common Stock among two or more unaffiliated or unrelated holders, or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise (unless, in each case, otherwise explicitly exempted from the definition of “Transfer” hereunder), provided, however, that the following shall not be considered a “Transfer”: (i) the grant of a proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders; (ii) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer; (iii) the fact that the spouse of any holder of shares of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock; provided that any transfer of shares by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such shares of Class B Common Stock unless otherwise exempt from the definition of “Transfer”; (iv) entering into a trading plan pursuant to Rule 10b5-1 under the Exchange Act with a broker or other nominee where the holder entering into the plan retains Voting Control over the shares; provided, however, that a Transfer of such shares of Class B Common Stock by such broker or other nominee shall constitute a “Transfer” at the time of such Transfer; (v) entering into a support, voting, tender, or similar agreement, arrangement, or understanding (with or without granting a proxy) in connection with a merger or consolidation of the Corporation, or any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, or taking any actions contemplated thereby; provided that such merger, consolidation, or other transaction and such agreement or understanding were approved by the Board of Directors in advance of the entry into such agreement or understanding; or (vi) any proxy granted, or proxy agreement entered into, before the Effective Time with respect to the voting of any of the Corporation’s capital stock to which the Corporation is a party that terminates upon the consummation of the sale of shares of capital stock of the Corporation to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”).

•	“Voting Control” means, with respect to a share of Class B Common Stock, the exclusive power (whether directly or indirectly) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement, or otherwise.

D.	Reservation of Stock

The Corporation shall at all times while shares of Class B Common Stock or Class C Common Stock are outstanding reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the outstanding shares of Class B Common Stock and Class C Common Stock, such number of shares of Class A Common Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock and Class C Common Stock into shares of Class A Common Stock.

E.	No Further Issuances of Class B Common Stock

Except for the issuance of shares of Class B Common Stock upon the automatic conversion of Class A Common Stock contemplated by the second paragraph of Article 4.A, the issuance of shares of Class B Common Stock issuable upon exercise or settlement of Rights outstanding immediately prior to the Effective Time, any dividend payable in accordance with Article 4.B.4, any consideration to be paid to or received in connection with any merger or consolidation of the Corporation, or any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, in accordance with Article 4.B.5, or a reclassification, split, subdivision, or combination in accordance with Article 4.B.2, the Corporation shall not issue any additional shares of Class B Common Stock after the Effective Time.

Article 5.	Bylaws

The Board of Directors shall have the power to adopt, amend, or repeal, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with Delaware Law or this Certificate of Incorporation.

The stockholders may adopt, amend, or repeal, in whole or in part, the Bylaws only with the affirmative vote of the holders of not less than 66⅔% of the voting power of all outstanding securities of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Article 6.	Board of Directors

A.	Power of the Board of Directors

Except as otherwise provided by this Certificate of Incorporation or Delaware Law, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B.	Number, Election, and Removal of Directors

Subject to the special rights of the holders of any outstanding series of Preferred Stock, voting separately as a separate series or together with the holders of one or more other series, to elect directors, the total number of directors constituting the Board of Directors shall be a number not less than three nor more than twelve, with the exact number of directors to be determined from time to time exclusively by the affirmative vote of a majority of the members of the Board of Directors then in office.

The directors (other than any directors elected by the holders of any outstanding series of Preferred Stock, voting separately as a separate series or together with the holders of one or more other series, to elect directors) shall be divided into three classes, designated Class I, Class II, and Class III. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected; provided that directors initially designated as Class I directors shall serve for a term ending on the date of the first annual meeting of stockholders following the initial public offering of the Corporation’s Class A Common Stock, directors initially designated as Class II directors shall serve for a term ending on the date of the second annual meeting of stockholders following the initial public offering of the Corporation’s Class A Common Stock, and directors initially designated as Class III directors shall serve for a term ending on the date of the third annual meeting of stockholders following the initial public offering of the Corporation’s Class A Common Stock. Notwithstanding the foregoing, each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation, retirement, disqualification, or removal from office. The Board of Directors is authorized to assign members of the Board of Directors in office immediately prior to the Effective Time to such classes at the time such classification becomes effective. In no event will a decrease in the number of directors shorten the term of any incumbent director.

There shall be no cumulative voting in the election of directors. Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Subject to the special rights of the holders of any outstanding series of Preferred Stock, voting separately as a separate series or together with the holders of one or more other series, to elect directors, vacancies on the Board of Directors resulting from the death, resignation, retirement, disqualification, removal, or otherwise of a director or directors and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director (and not by stockholders), and each director so elected shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected and until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation, retirement, disqualification, or removal from office.

Subject to the special rights of the holders of any outstanding series of Preferred Stock, voting separately as a separate series or together with the holders of one or more other series, to elect directors, no director may be removed from office except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

C.	Preferred Stock Directors

Notwithstanding any other provision of this Article 6, and except as otherwise required by law, whenever the holders of any outstanding series of Preferred Stock shall have the right, voting separately as a series or together with one or more other series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office, and other features of such directorships shall be governed by the terms of such series of Preferred Stock as set forth in this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) and such directors shall not be included in any of the classes created pursuant to Article 6.B unless expressly provided by such terms. Except as otherwise provided for or fixed pursuant to the provisions of Article 4, whenever the holders of any outstanding series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to said provisions, the terms of office of all directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification, or removal of such additional directors, shall forthwith terminate (in which case such director shall cease to be qualified as a director and shall cease to be a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

Article 7.	Meetings and Actions of Stockholders

A.	Special Meetings

Special meetings of the stockholders may be called only by the Board of Directors, by the Chairperson of the Board of Directors, or by the Corporation’s Chief Executive Officer. Notwithstanding the foregoing, whenever holders of any outstanding series of Preferred Stock shall have the right, voting separately as a series or together with one or more other series of Preferred Stock, to elect directors, such holders may call, pursuant to the terms of such series of Preferred Stock adopted by resolution or resolutions adopted by the Board of Directors pursuant to Article 4.A hereto, a special meeting of the holders of such series of Preferred Stock for the purpose of voting on the election or removal of any such director.

B.	No Action by Consent of Stockholders without a Meeting

Subject to the rights of the holders of any series of Preferred Stock then outstanding, as may be set forth in the resolution or resolutions adopted by the Board of Directors pursuant to Article 4.A hereto for such series of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting of stockholders and may not be taken by consent of stockholders without a meeting.

Article 8.	Indemnification

A.	Limited Liability

To the fullest extent permitted by Delaware Law, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any amendment, repeal, or elimination of this Article 8 or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article 8, shall not affect its application with respect to an act or omission by a director or officer occurring before such amendment, adoption, repeal, or elimination.

B.	Right to Indemnification

Each person (and the heirs, executors, or administrators of such person) (a “Covered Person”) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer, is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the Covered Person in connection with such action, suit, or proceeding. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation. The right to indemnification conferred in this Article 8 upon each Covered Person shall also include the right to be paid by the Corporation the expenses incurred in connection with any such action, suit, or proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 8 or otherwise. The right to indemnification and advancement of expenses conferred in this Article 8 upon a Covered Person shall be a contract right and shall not be exclusive of any rights provided in the Bylaws, any agreement between the Corporation and any Covered Persons or by resolution of the Board of Directors.

The Corporation may, by action of its Board of Directors, provide indemnification and advancement of expenses to any employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

C.	Insurance

The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

D.	Non-Exclusivity of Rights

The rights and authority conferred in this Article 8 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

E.	Preservation of Rights

Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act, or omission that occurred prior to, the time of such amendment, repeal, adoption, or modification (regardless of when any proceeding (or part thereof) relating to such event, act, or omission arises or is first threatened, commenced, or completed).

Article 9.	Amendments

The Corporation reserves the right to amend, alter, change, or repeal this Certificate of Incorporation in any manner permitted by Delaware Law and this Certificate of Incorporation and all rights and powers conferred upon stockholders, directors, and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Article 4.B, Article 4.C, Article 5, Article 6, Article 7, Article 8, and this Article 9 may not be repealed or amended in any respect, and no other provision may be adopted, amended, or repealed which would be inconsistent with the provisions set forth in any of Article 4.B, Article 4.C, Article 5, Article 6, Article 7, Article 8, or this Article 9, unless, in addition to any vote required by Delaware Law, such action is approved by the affirmative vote of the holders of not less than 66⅔% of the total voting power of all outstanding capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

***

This Amended and Restated Certificate of Incorporation of the Corporation shall be effective on June 6, 2025, at 8:00 a.m. (ET).

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation on June 6, 2025.

Circle Internet Group, Inc.
By:	/s/ Sarah K. Wilson
Name: Sarah K. Wilson
Title: Secretary

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